Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is dated this 2nd day of March, 2020 by and between Justin Gonzalez, hereinafter referred to as (the “Employee”) and Boon Industries Inc., an Oklahoma corporation, hereinafter referred to as (the “Company”).

RECITALS

A.	COMPANY desires to enter into an employment agreement with EMPLOYEE wherein EMPLOYEE will serve as the CEO of Boon Industries Inc., a wholly owned subsidiary of the COMPANY, and serve as a Director of the COMPANY as a member of the Board of Directors for Boon Industries Inc.

B.	COMPANY and EMPLOYEE have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement.

C.	Each of the parties hereto desires to make certain representations, warranties and agreements in connection herewith and also to describe certain conditions hereto.

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Job Description: Employee will be responsible for the overall management of Boon Industries Inc., and be a member of the Board of Directors for the Company.

2.	Term: The term of this agreement is for a period of five years; renewable with mutual consent.

3.	Compensation:

a.	Salary: EMPLOYEE will receive an annual salary of $200,000 to be paid in equal quarterly installments. Amounts unpaid will accrue annual interest of 6% and may be converted to restricted common stock at fair market value at time of conversion at the option of the employee.

Stock: Mr. Gonzalez will receive $100,000 of restricted common stock at a value of $.03 upon execution of this Agreement.

b.	Expenses: The COMPANY will not pay the costs and expenses of EMPLOYEE directly related to. his performance of his position or tasks herein, unless those expenses are submitted to the COMPANY and approved in writing in advance .

4.	Confidentiality:

a.	This Agreement. The provisions of this Agreement are confidential and private and are not to be. disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

b.	Proprietary Information. EMPLOYEE agrees and acknowledges that during the course of this. agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of COMPANY.

Such confidential and/or proprietary information includes but is not limited to the following of COMPANY, its agents, contractors, employees and all affiliates: corporate and/or financial information and records of COMPANY or any client, customer or associate of COMPANY; information regarding artists or others under contract, or in contact with, COMPANY; customer information; client information; shareholder information; business contacts, investor leads and contacts; employee information; documents regarding COMPANY’s website and any COMPANY product, including intellectual property.

EMPLOYEE represents and warrants to COMPANY that he will not divulge confidential, proprietary information of COMPANY to anyone or anything without the advance, express consent of COMPANY, and further will not use any proprietary information of COMPANY for his or anyone else’s gain or advantage during and after the term of this agreement.

5.	Further Representations and Warranties: EMPLOYEE acknowledges that this is an employment position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. EMPLOYEE represents and warrants that he will be fair in his dealing with COMPANY and will not knowingly do anything against the interests of COMPANY.

6.	Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

7.	Termination: This agreement is expressly not “at will.” It can be terminated by COMPANY only for cause, after reasonable notice and opportunity to correct any alleged deficiencies. EMPLOYEE may request a hearing of the full Board of Directors to defend himself against any attempt of COMPANY to terminate this Agreement. Any final determination of termination must be made by majority vote of the COMPANY Board of Directors (after such a hearing, if requested). EMPLOYEE must give at least 30 days- notice if EMPLOYEE intends to resign.

MISCELLANEOUS PROVISIONS

1.	Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

2.	Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

3.	Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:	Corporation

Boon Industries, Inc.
110 Spring Hill Drive, Suite 16
Grass Valley, CA 95945

Employee:	Justin Gonzalez
P.O. Box 1539
Nevada City Ca 95959

4.	Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not-so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

5.	Assignment: This Agreement is assignable only with the written permission of COMPANY.

6.	Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

7.	Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

8.	Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County, California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney’s fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County, California.

9.	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

3/2/20
Justin Gonzalez	Date

FOR AND ON BEHALF OF CORPORATION

I hereby accept the terms and conditions of employment as CEO outlined above

3/2/20
Justin Gonzalez	Date